Morgan Stanley Liquid Asset Fund Inc.
Item 77O- Transactions effected pursuant to Rule 10f-3

Securities Purchased:	 State of California 2012-2013
Revenue Anticipation Notes Series A-2 2.500% due
6/20/2013
Purchase/Trade Date:	  8/17/2012
Offering Price of Shares: $101.701
Total Amount of Offering: $7,500,000,000
Amount Purchased by Fund: $149,500
Percentage of Offering Purchased by Fund: 1.993
Percentage of Fund's Total Assets: 1.43
Brokers: JP Morgan, Wells Fargo Securities, De La Rosa &
Co., Academy Securities, Inc., BAIRD, Blaylock Robert
Van, LLC, Citigroup, Drexel Hamilton, LLC, Jackson
Securities LLC, Loop Capital Markets, Morgan Stanley,
Prager & Co., LLC, RBC Capital Markets, Southwest
Securities, Inc., US Bancorp Investments, Inc., Alamo
Capital, BMO Capital Markets GKST Inc., BofA Merrill
Lynch, City National Securities, Inc., Fidelity Capital
Markets, Jefferies, M.R. Beal & Company, Oppenheimer &
Co. Inc., Ramirez & Co., Inc., Rice Financial Products
Company, Stone & Youngberg, a Division of Stifel
Nicolaus, Wedbush Securities, Backstrom McCarley Berry
& Co., LLC, Barclays, Cabrera Capital Markets, LLC,
Comerica Securities, Goldman, Sachs & Co., KeyBanc
Capital Markets Inc., Mitsubishi UFJ Securities, Piper
Jaffray & Co., Raymond James Morgan Keegan, Siebert
Brandford Shank & Co., LLC, The Williams Capital
Group, LP, William Blair & Company
Purchased from:  JP Morgan
Firm Commitment Underwriting: YES
Issuer has over three years of continuous operations*: YES
Percent of offering purchased by Fund and all other accounts advised by the adviser is less than 25%: YES
The underwriting commission, spread and profit is reasonable and fair compared to the underwritings of similar securities: YES
* Muni issuers must also have an investment grade rating from at least one NRSRO; or if less than three years of continuous operations, must have one of the three highest rating categories from at least one NRSRO.